By Electronic Delivery to: fcesario@ctiindustries.com

August 19, 2024

Mr. Frank Cesario
Chief Executive Officer
Yunhong Green CTI Ltd.
22160 N. Pepper Road
Lake Barrington, Illinois 60010

Re: Yunhong Green CTI Ltd. (the "Company")
Nasdaq Symbol: YHGJ

Dear Mr. Cesario:

As we discussed, because we have not received the Company's Form 10-Q for the period ended June 30, 2024, it does not comply with our Listing Rules (the "Rules") for continued listing.[1]

Previously, Staff had granted the Company an exception until September 27, 2024, to file its delinquent Form 10-Q for the period ended March 31, 2024 (the "Initial Delinquent Filing") and Form 10-Q for the period ended June 30, 2024. As a result, any additional Staff exception to allow the Company to regain compliance with all delinquent filings, will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or November 11, 2024.

As a result of this additional delinquency, the Company must submit an update to its original plan to regain compliance with respect to the filing requirement. The update should be as definitive as possible, including your plans to file the Form 10-Q for the period ended June 30, 2024, and indicate the progress the Company has made towards implementing the plan submitted in connection with the Initial Delinquent Filing.

You may email the update to me at rachel.scherr@nasdaq.com no later than September 3, 2024. After we review your update, I will contact you if we have any questions or comments.

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement by issuing a press release disclosing receipt of this letter. The announcement must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.[2] The Company must also submit the announcement to

[1] Listing Rule 5250(c)(1). For online access to all Nasdaq Rules, please see "Nasdaq Online Resources," included with this letter.
[2] Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

Nasdaq's MarketWatch Department.[3] If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq's MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.[4]

If you have any questions, please contact me at +1 202 748 4488.

Sincerely,

Rachel Scherr
Listing Analyst
Nasdaq Listing Qualifications

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[3] The notice must be submitted to Nasdaq's MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.
[4] Listing IM-5810-1.

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